SECURITIES AND EXCHANGE COMMISSION
WASHINGTION, DC 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

Commission File No. 000 10056

|| Form 10-K | | Form 20-F | | Form 11-K |X | Form 10-Q | | Form N-SAR

For the period ended: June 30, 2002

| | Transition Report on Form 10-K
| | Transition Report on Form 20-F
| | Transition Report on Form 11-K
| | Transition Report on Form 10-Q
| | Transition Report on Form N-SAR

For the transition period ended:

Read attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:

Part I-Registrant Information

Full Name of Registrant:	ADAIR INTERNATIONAL OIL AND GAS, INC.
Former name if Applicable:	Roberts Oil and Gas, Inc.
Address of Principal Executive Office:	3000 Richmond Ave. Suite 100
Houston, TX 77098

Part II-Rule 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate.)

|X| (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III-Narrative

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

On August 5, 2002 the Company held it's Annual Shareholders meeting. At this meeting the shareholders elected an entirely new Board of Directors replacing the existing board. The duly elected Board of Directors comprised of Mr. Richard G. Boyce, Mr. John A. Brush, and Mr. Charles R. Close have appointed by a corporate resolution Mr. Boyce to serve as interim President of the Corporation and Mr. Chris A. Dittmar to serve as interim Chief Financial Officer and Corporate Secretary. Mr. Boyce and Mr. Dittmar have also been charged by the Board to present a new management team to the Board for their review.

Upon arrival of the new management team at the corporate offices on August 6, 2002, it was determined that key computers containing the financial records of the Corporation had been stolen and all data on any other computer left behind had been deleted. Additionally, backup tapes of the computer system have been removed from the premises. As a result of this situation John W. Adair and Jalal Alghani, (executive management) and all employees of the corporation were dismissed with cause. Since that time, new management has been working with the legal representative of Mr. Adair and Mr. Alghani to have these computers and data records returned to the Corporation. As of this filing, the key financial and business records of the corporation have not been returned. The corporation intends to pursue all available legal options to remedy this situation.

Due to the timing of this change of control of the corporation, and the lack of any current business and financial records, the deadline to file the 10QSB on August 15, 2002 has not allowed sufficient time for new managment to review the financial status of the corporation.

(Attach extra sheets if needed.)

Part IV-Other Information

(1) Name and telephone number of person to contact in regard to this notification:

Name	Area Code	Telephone Number
Mr. Chris A. Dittmar	713	977-4662

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
|X| Yes | | No
If the answer is no, identify report(s)

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
| | Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

ADAIR INTERNATIONAL OIL & GAS INC

Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 14, 2002	By:	/s/ Chris A. Dittmar
Chris A. Dittmar Interim Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).